Exhibit 11.1

Cambridge Antibody Technology Group

Code of Ethics (the “Ethics Code”)

1.	Background

1.1	To whom does this Ethics Code apply?

This Ethics Code applies to:

•	All directors and employees of the Cambridge Antibody Technology Group

1.2	The Purpose the Ethics Code

The purpose of the Ethics Code is to provide written standards that are designed to deter wrongdoing and to promote:

A.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B.	full, fair, accurate, timely, and understandable disclosure in reports and documents that Cambridge Antibody Technology files with, or submits to, the Securities Exchange Commission and in other public communications made by the Group;

C.	compliance with applicable governmental laws, rules and regulations;

D.	the prompt internal reporting of violations of this Ethics Code to an appropriate person or persons identified in this Ethics Code; and

E.	accountability for adherence to the Ethics Code.

The Ethics Code should be read in conjunction with the other policies which from time to time have been established by the Group to promote the highest standards of ethical and professional behaviour, as well as the Group’s statement of values.

Adopted by resolution of the board dated: 14 November 2003

Last Amended: 14 November 2003

Cambridge Antibody Technology Group

Code of Ethics (the “Ethics Code”)

1.3	To whom will this Ethics Code be made available?

This Ethics Code will be filed with the Securities Exchange Commission as an exhibit to the Form 20-F and will be posted on the Company’s website at www.cambridgeantibody.com. Hard copies of this Ethics Code will be made available, without charge, to any person requesting a copy.

1.4	What happens if this Ethics Code is amended?

Any amendment to a provision of this Ethics Code insofar as it applies to the members of staff identified in paragraph 1.1 above and relates to any element of the code of ethics definition enumerated in Item 16B(b) of the Securities and Exchange Commission’s Rules for Annual Reports on Form 20-F which has occurred during the registrant’s most recently completed fiscal year will be filed with Form 20-F and posted on the Company’s website.

1.5	What happens if a waiver from this Ethics Code is granted?

If a waiver is granted, including an implicit waiver, from a provision of this Ethics Code to a director or member of the Executive Group during the Group’s most recently completed fiscal year, the Group will publish on its website and in any public documents as may be required by the rules of the NASDAQ or the Sarbanes Oxley Act of 2002 as may from time to time be in force a description of the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver. A waiver will only be granted by the board of directors after due and careful consideration and generally only for a limited period.

2.	The Ethics Code

2.1	The corporate values adopted by Cambridge Antibody Technology require that significant efforts are made to promote ethical conduct in the practice of financial, business and scientific activities throughout the world. The Executive Group in particular holds an important and elevated role in corporate governance and in the promotion of the Group’s values. This Ethics Code provides principles to which the

Adopted by resolution of the board dated: 14 November 2003

Last Amended: 14 November 2003

Cambridge Antibody Technology Group

Code of Ethics (the “Ethics Code”)

persons identified in paragraph 1.1 above are expected to adhere and advocate and which the Executive Group in particular are required to promote through good example and responsible oversight. They embody rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public, and other stakeholders. Violations of the Ethics Code may result in a person being censured, suspended or expelled. Such procedures are detailed in 2.3 below.

2.2	All persons identified in paragraph 1.1 above will:

A.	act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

B.	always provide information that is accurate, complete, objective, relevant, timely and understandable;

C.	comply with all applicable rules and regulations including but not limited to the provisions of English and U.S. law, accounting standards and other regulatory and stock exchange requirements.

D.	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgement to be subordinated.

E.	respect the confidentiality of information acquired in the course of one’s work except when authorised or otherwise legally obligated to disclose such information. Confidential information acquired in the course of one’s work will not be used for personal advantage.

F.	share knowledge and maintain skills important and relevant to the needs of the business and in order to attain the highest professional standards.

G.	proactively promote ethical behaviour as a responsible partner among peers, in the work environment and the community.

H.	achieve responsible use of and control over all assets and resources employed or entrusted.

Adopted by resolution of the board dated: 14 November 2003

Last Amended: 14 November 2003

Cambridge Antibody Technology Group

Code of Ethics (the “Ethics Code”)

I.	report known or suspected violations of this Ethics Code in the first instance to any member of the Executive Group. (Where an employee of the Group is of the view that a reported violation or suspected violation of the Ethics Code has not been dealt with adequately, justly or proportionately by the Executive Group they may, at the sole discretion of such an employee, refer the matter to the Chairman or the Senior Independent Director).

J.	be accountable for adhering to this Ethics Code.

2.3	CAT shall consistently enforce this Ethics Code through appropriate means of discipline. Violations of this Ethics Code shall in the first instance be promptly reported to any member of the Executive Group who shall in turn bring the matter to the attention of the entire Executive Group. The Executive Group shall then determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against a person who has so violated the Ethics Code.

Where a reported violation or suspected violation of the Ethics Code concerns a member or members of the Executive Group, such member or members shall be excluded from any discussion relating to such violation or reported violation. Where a reported violation or suspected violation of the Ethics Code relates to the entire Executive Group, such violation or suspected violation shall be referred directly to the Chairman or Senior Independent Director who shall give careful consideration to the matter and who shall report back to the person who reported such violation or suspected violation promptly detailing any corrective action or disciplinary measures which have been invoked.

The disciplinary measures, which may be invoked at the discretion of the Executive Group or the Board (whichever the case may be), include, but are not limited to, counselling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Adopted by resolution of the board dated: 14 November 2003

Last Amended: 14 November 2003

Cambridge Antibody Technology Group

Code of Ethics (the “Ethics Code”)

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

Where an employee of the Group is of the view that a reported violation of the Ethics Code has not been dealt with adequately, justly or proportionately by the Executive Group they may, at the sole discretion of such an employee, refer the matter to the Chairman or the Senior Independent Director who shall give careful consideration to the matter and who shall report back to the person who the reported matter promptly detailing what additional action, if any, has been taken.

– END –

Adopted by resolution of the board dated: 14 November 2003

Last Amended: 14 November 2003